EXHIBIT 10.28

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT is made and entered into as of the 1st day of March, 2012, by and between Mueller Water Products, Inc., a Delaware corporation (”Company”), and Marietta E. Zakas (“Employee”).

W I T N E S S E T H:

WHEREAS, Company and Employee entered into an employment agreement effective as of September 15, 2008 and subsequent amendment effective as of December 1, 2009 (together, the “Agreement”);

WHEREAS, Company and Employee wish to amend certain terms of the Agreement;

NOW, THEREFORE, Company and Employee, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

1.	Capitalized terms used in this Second Amendment shall have the meanings assigned to such terms in the Agreement.

2.	Section 5(iii) shall be deleted in its entirety and replaced with the following:

iii.
The Company will allow Executive to continue medical and dental coverage for Executive and Executive’s eligible dependents (as provided to its active employees) for up to 18 months following the date of termination of employment, but only if the Executive pays the COBRA rate for such coverage (“Extended Coverage”). If Executive declines Extended Coverage or becomes eligible for medical and/or dental coverage through another employer (including an employer of the Executive’s spouse), such Extended Coverage will cease. The COBRA election period and COBRA maximum period of coverage will begin on the date the Extended Coverage ceases, subject to the rules and limitations that apply to COBRA coverage.

In addition to the amounts described elsewhere in this Agreement, Executive shall be paid an amount each month equal to 150% of the applicable monthly COBRA rate for the coverage that is extended, reduced by applicable withholdings. For this purpose, the applicable COBRA rate is the cost of COBRA coverage, determined as of the date of termination of employment, for the level of medical and/or dental coverage Executive has in effect on the date of termination of employment. Such amount shall be paid to the Executive each month beginning in the month following the Executive’s date of termination of employment and continuing for 18 months; provided, however, this monthly payment shall cease and shall not be payable after the month in which Executive ceases to be eligible for Extended Coverage.

3.	The section heading for Section 5(vi) shall be replaced by a section heading for Section 5(v) to correct an administrative error.

4.	A new Section 5(vi) shall be added and shall state in its entirety:

vi.
Notwithstanding contrary provisions in an executive incentive bonus plan or in Section 3.b of this Article I, Executive will be paid an annual bonus for the fiscal year in which the termination of employment occurs determined and paid in the same manner as for all other executive participants in the annual bonus program except that the bonus will be pro rated for the portion of the fiscal year during which Executive was actively employed and will be paid within seventy-five (75) days after the end of such fiscal year.

5.A new Section 5(vii) shall be added and shall state in its entirety:

vii.
The Company will cover reasonable expenses related to outplacement services, the cost and duration of which shall be determined by the Company in its sole discretion; provided, however, the outplacement assistance is intended to be exempt from Code Section 409A under the exemption in Treas. Reg. § 1.409A-1(b)(9)(v)(A) and, thus, (i) the services will be limited as necessary to be “reasonable” under Code Section 409A, (ii) the services shall be provided by no later than the last day of the second calendar year following the year in which the Executive's date of termination of employment occurs, and (iii) no related payments will be paid beyond the third calendar year after the year in which the Executive’s date of termination of employment occurs.

6.
The Agreement, as expressly amended by this Second Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties. This Second Amendment supersedes and amends any other agreements between the Company and/or any subsidiary or division and Employee, and any policy applicable to the Employee. Any disputes under this Second Amendment shall be resolved as provided in the Agreement.

7.	This Second Amendment shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date first above written.

MUELLER WATER PRODUCTS, INC.

By: /s/ GREGORY E. HYLAND
Gregory E. Hyland
Chairman, President and
Chief Executive Officer

/s/ MARIETTA EDMUNDS ZAKAS
Marietta E. Zakas

2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is made and entered into as of the 1st day of December, 2009, by and between Mueller Water Products, Inc., a Delaware corporation (”Company”), and Marietta E. Zakas (“Employee”).

W I T N E S S E T H:

WHEREAS, Company and Employee entered into an Executive Employment Agreement effective as of November 13, 2006 (the “Agreement”);

WHEREAS, the Agreement provides for a severance payment in certain circumstances that is based on the Employee’s salary and annual target bonus;

WHEREAS, for clarity, the Company desires to recast the severance payment as a percentage of the Employee’s salary only without impacting the economics of the Agreement;

WHEREAS, the Company desires to define certain terms that are used throughout the Agreement;

NOW, THEREFORE, Employee and Company, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

8.	Capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement.

9.	Sections 3(a) and 3(b) of the Agreement shall be deleted in their entirety and replaced with the following:

a.	Executive’s base salary (“Salary”) will be $280,800.00 per year. Executive’s Salary and job performance will be reviewed at least once per year consistent with the practices of the Company.

b.
Executive is entitled to participate in a Company executive incentive bonus plan, as in effect from time to time and as approved by the Compensation and Human Resources Committee of the Board of Directors. Executive’s initial target annual bonus (“Bonus”) will be fifty percent (50%) of the Executive’s base salary in effect for such year. Actual annual Bonus may range from 0% to 200% of target and will be determined based upon corporate and/or individual performance factors established by the Company. Bonus ranges, target and performance goals may be changed in accordance with the applicable plan and without amendment of this Agreement. Executive must be employed on the date the Board approves the Bonus payable with respect to any fiscal year to be eligible to receive an annual Bonus for such fiscal year.

10.The introductory paragraph to Section 5 and Sections 5(i) and 5(ii) of the Agreement shall be deleted in their entirety and replaced with the following:

5.
Involuntary Termination of Employment by the Company. If the Company involuntarily terminates the employment of Executive other than as set forth in Section 4 [Death, Disability, Cause or other than for Good Reason], the Executive will be entitled to the benefits set forth below.

“Severance Benefits” consist of:

i.
Lump sum payment of unpaid Salary and other benefits, including accrued but unused vacation pay and unreimbursed business expenses, accrued to the date of termination of employment and paid on the same basis as paid upon any voluntary termination of employment.

ii.
A total amount equal to 225% of Executive’s current rate of Salary (the “Base Amount”). Payment of the Base Amount shall be made in substantially equal monthly installments over 18 months from the date of Executive’s separation from service (within the meaning of Section 409A of the Code). The first such installment shall be paid within sixty (60) days following Executive’s separation from service (the “Commencement Date”) and subsequent installments shall be paid on the last business day of each succeeding month; provided, however, that Executive’s entitlement to each such installment shall be contingent upon execution (and non-revocation) by Executive of the release under article III, Section 2. All payments are subject to applicable taxes.

11.	All references to the terms “salary” and “base salary” in Sections 4 through 6 shall be replaced with the term “Salary”.

12.	The term “bonus” in Section 6 shall be replaced with the term “Bonus”.

13.
The Agreement, as expressly amended by this Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties. This Amendment supersedes and amends any other agreements between the Company and/or any subsidiary or division and Employee, and any policy applicable to the Employee. Any disputes under this Amendment shall be resolved as provided in the Agreement.

14.	This Amendment shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MUELLER WATER PRODUCTS, INC.

By: /s/ GREGORY E. HYLAND
Gregory E. Hyland
Chairman, President and
Chief Executive Officer

/s/ MARIETTA EDMUNDS ZAKAS
Marietta E. Zakas

2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is made and entered into as of the 6th day of February, 2009, by and between Mueller Water Products, Inc., a Delaware corporation (”Company”), and Marietta Edmunds Zakas (“Employee”).

W I T N E S S E T H:

WHEREAS, Company and Employee entered into an Executive Employment Agreement effective as of September 15, 2008 ( the “Agreement”);

WHEREAS, the Agreement provides for a base salary and bonus while employed;

WHEREAS, Company has requested that Employee accept a reduced salary for the period from February 16, 2009 to May 15, 2009 in recognition of salary cuts and other cost-saving measures implemented by Company at its operating divisions and plants;

WHEREAS, Employee has consented to that reduction in pay, and wishes to document that consent by this agreement;

NOW, THEREFORE, Employee and Company, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

15.	Capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement.

16.	Employee agrees that “Good Reason,” as defined under the Agreement, shall not mean a temporary reduction of 20% in the Employee’s salary for the period from February 16, 2009 to May 15, 2009.

17.
The Parties acknowledge and agree that this Amendment has been negotiated at arm’s-length between persons knowledgeable in the matters dealt with herein. Accordingly, any rules of law that would require interpretation of any ambiguities against the party who drafted this Amendment do not apply and are expressly waived.

18.
The Parties agree to cooperate fully and execute any and all documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the terms and intent of this Amendment.

19.
The Agreement, as expressly amended by this Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties. This Amendment supersedes and amends any other agreements between the Company and/or any subsidiary or division and Employee, and any policy applicable to the Employee. Any disputes under this Amendment shall be resolved as provided in the Agreement.

20.	This Amendment shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MUELLER WATER PRODUCTS, INC.

By: /s/ GREGORY E. HYLAND
Gregory E. Hyland
Chairman, President and
Chief Executive Officer

/s/ MARIETTA EDMUNDS ZAKAS
Marietta Edmunds Zakas

2

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 15th day of September, 2008 (the “Effective Date”) by and between Mueller Water Products, Inc. (“Company”) and Marietta Edmunds Zakas (“Executive”). This Agreement sets forth the terms and conditions of Executive’s employment and termination of employment with the Company whenever that occurs.
ARTICLE I: TERMS OF EMPLOYMENT

1.
Prior Agreements. Executive acknowledges and represents that any and all prior employment agreements, including, without limitation, the letter agreement dated as of November 13, 2006, are terminated and that the only obligations and duties between the Company and the Executive with respect to any severance are those expressly set forth in this Agreement and those set forth in the Change in Control Severance Agreement between Executive and the Company dated as of the date hereof (the “Change in Control Agreement”). Executive represents and warrants that the Executive is not a party to any other agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on the Executive’s power, right or ability to accept the Company’s offer of employment and to perform the employment specified in this Agreement.

2.    Employment

a.
Executive will serve as Senior Vice President, Strategic Planning and Investor Relations and will report to the Chief Executive Officer and Executive’s designated work location will be Atlanta, Georgia. Executive will have the responsibilities generally consistent for such position in similarly sized public companies and such other and additional responsibilities as may be assigned to Executive from time to time by the Company’s Chief Executive Officer. Executive acknowledges that this Agreement contemplates any possible future promotion and any assignment of responsibilities with respect to any affiliate or subsidiary of the Company, which may be made without amendment of this Agreement.

b.
Executive shall devote substantially all of Executive’s working time, attention and energies to the business of the Company and its affiliated entities. With permission of the person to whom the Executive reports, Executive however, may be involved in charitable and professional activities and serve on boards of not-for-profit entities, in each case in accordance with Company policy and in a manner and in organizations that will not adversely effect the Executive’s performance or reflect unfavorably on the Company. Executive may not serve on any for-profit board without the prior permission of the Board of Directors. In no event will Executive be covered by any insurance policies of the Company for service on other boards unless pursuant to a specific written endorsement approved by the Chief Executive Officer of the Company and obtained by the Executive.

3.	Compensation and Benefits

a.	Executive’s base salary will be $280,800 per year. Executive’s salary and job performance will be reviewed at least once per year consistent with the practices of the Company.

b.
Executive is entitled to participate in a Company executive incentive bonus plan, as in effect from time to time and as approved by the Compensation Committee of the Board of Directors. Executive’s initial target annual bonus will be fifty percent (50%) of the Executive’s base salary in effect for such year. Actual annual bonus may range from 0% to 200% of target and will be determined based upon corporate and/or individual performance factors established by the Company. Bonus ranges, target and performance goals may be changed in accordance with the applicable plan and without amendment of this Agreement. Executive must be employed on the date the Board approves the bonus payable with respect to any fiscal year to be eligible to receive an annual bonus for such fiscal year.

c.
Executive will be eligible for the Company’s long term incentive program consistent with its application to executives generally at the level of responsibility held and with the terms of such program, as in effect from time to time. The target value of Executive’s annual long term incentive program equity opportunity will be $191,659. This award is at the discretion of the Compensation Committee of the Board or the Chief Executive Officer, as applicable.

d.
Executive shall be eligible to participate in any pension, profit sharing, health or welfare benefit generally made available by the Company to similarly situated executive employees, as in effect from time to time, including, without limitation:

i.
life and group health (medical, dental, etc.) benefits generally applicable to executives in the location in which Executive is primarily based, as in effect from time to time and in accordance with their terms.

ii.	Retirement Savings Plan~~,~~ generally applicable to salaried employees in the location in which Executive is primarily based, as in effect from time to time and in accordance with its terms.

iii.	Employee Stock Purchase Plan~~,~~ generally applicable to salaried employees in the location in which Executive is primarily based, as in effect from time to time and in accordance with its terms.

iv.
Four weeks of annual vacation to be used in accordance with the Company’s vacation policies generally applicable to executives in the location in which Executive is primarily based, as in effect from time to time.

v.
Expense reimbursement for properly documented ordinary and necessary business expenses incurred by Executive in the performance of employment hereunder in accordance with the Company’s expense reimbursement policy.

e.	Executive shall be entitled to a car allowance of $1,200 per month, subject to applicable taxes.

f.	Executive shall be entitled to reimbursement of financial planning expenses in accordance with the Company’s policy for executive financial planning.

g.	Executive shall be entitled to reimbursement for expenses of an annual physical in accordance with the Company’s policy for executive physical exams.

h.	Executive agrees to comply with policies as adopted from time to time by the Board of Directors for executives, which includes stock ownership guidelines.
The reimbursement of expenses during a year will not affect the expenses eligible for reimbursement in any other year. With respect to reimbursement of any expenses, in no event shall such an expense be reimbursed after the last day of the year following the year in which the expense was incurred. This provision has no effect on the policies of the Company with respect to expense reimbursement.

4.
Termination of Employment - Death; By Company for Cause or Disability; By Executive’s Resignation for Good Reason. Executive’s employment automatically terminates upon Executive’s death. The Company may terminate Executive’s employment on account of Disability or for Cause. Executive may voluntarily resign or retire from employment for Good Reason upon not less than 15 business days prior written notice to the Company. Upon termination of employment for any of these reasons, Executive shall be entitled to base salary through the date of termination of employment, and other benefits in accordance with the terms of the Company’s retirement, insurance, and other applicable plans and programs then in effect.

a.
For purposes of this Agreement, “Disability” occurs if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of any substantial gainful activity, or Executive has received income replacement benefits under a Company plan for at least three months, and, in either instance, that incapacity is expected to result in death or to last for a continuous period of at least 12 months. Executive’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits, among other possible evidence, shall be deemed conclusive evidence of Disability for purposes of this Agreement.

b.
For purposes of this Agreement, the term “Cause” means any of the following: Executive’s (i) conviction or guilty plea of a felony or conviction or guilty plea of any crime involving fraud or dishonesty, (ii) theft or embezzlement of property from the Company, (iii) willful and continued refusal to perform the duties of Executive’s position in all material respects (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) that continues for more than 15 business days after the Company gives Executive written notice of the failure, specifying what duties Executive failed to perform and an opportunity to cure within 30 days, (iv) fraudulent preparation of financial information of the Company; (v) willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, provided that no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or (vi) willful violation of material Company policies or procedures, including but not limited to, the Company’s Code of Business Conduct and Ethics and Compliance Program (or any successor policy) then in effect.

c.	For purposes of this Agreement, the term “Good Reason” shall have the meaning set forth in Article I, Section 6(b).

5.
Involuntary Termination of Employment by the Company. If the Company involuntarily terminates the employment of Executive other than as set forth in Section 4, the Executive will be entitled to the benefits set forth below.

“Severance Benefits” consist of:

i.
Lump sum payment of unpaid base salary and other benefits, including accrued but unused vacation pay and unreimbursed business expenses, accrued to the date of termination of employment and paid on the same basis as paid upon any voluntary termination of employment.

ii.
A total amount equal to 150% of (A) the sum of Executive’s current monthly rate of base salary and one-twelfth of the annual target bonus (B) multiplied by 12 months (Clauses (A) and (B) together are referred to as the “Base Amount”). Payment of the Base Amount shall be made in substantially equal monthly installments over 18 months from the date of Executive’s separation from service (within the meaning of Section 409A of the Code). The first such installment shall be paid within sixty (60) days following Executive’s separation from service (the “Commencement Date”) and subsequent installments shall be paid on the last business day of each succeeding month; provided, however, that Executive’s entitlement to each such installment shall be contingent upon execution (and non-revocation) by Executive of the release under article III, Section 2. All payments are subject to applicable taxes.

iii.
The Company will charge Executive the active employee rate for healthcare coverage for 18 months after termination of employment. The COBRA election period will not commence until after the expiration of that period. Executive may decline coverage at any time. If Executive declines coverage or becomes eligible for coverage by another employer, such coverage will cease and Executive may not become covered by Company coverage again.

iv.	Executive will continue group life insurance coverage for a period of 18 months following Executive’s termination of employment date.

vi.
Notwithstanding anything to the contrary herein, if Executive is a “specified employee” under Section 409A of the Code, then any payment(s) to the Executive described in this Agreement that (A) constitute “deferred compensation” to an Executive under Section 409A; (B) are not exempt from Section 409A; and (C) are otherwise payable within 6 months after Executive’s separation from service (within the meaning of Section 409A of the Code) shall instead be made on the date 6 months and 1 day after such separation from service, and such payment(s) shall be increased by an amount equal to interest on each such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of the date of termination of employment from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence. The Federal Funds Rate shall mean the “Federal Funds Rate” as issued in the Money Rates column of The Wall Street Journal on the date prior to the calculation of any interest under this Agreement.

6.
Termination by Executive for Good Reason. If Executive terminates employment for Good Reason, Executive will be entitled to the same benefits as if employment had been terminated involuntarily under Article I, Section 5. Any benefits provided under this section are conditioned on Executive giving written notice to the Company under subsection (a) below and meeting the requirements for a satisfactory release as set forth in Article III, Section 2.

a.
Termination for Good Reason means delivery of a Notice of Termination for Good Reason by Executive given to the Company’s Senior Vice President of Human Resources within ninety (90) days of the occurrence of the event giving rise to the Notice, unless such circumstances are substantially corrected prior to the date of termination specified in the Notice of Termination for Good Reason. A “Notice of Termination for Good Reason” shall mean a notice that (i) indicates the specific termination provision or provisions relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason and (iii) indicates a date of termination of employment. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing her rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination of employment not less than fifteen (15) nor more than thirty (30) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Article I, Sections 6(b)(i) or (ii), the date may be not less than twenty (20) days after the giving of such notice.

b.
For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following to the extent that there is, or would be if not corrected, a material negative change in the Executive’s employment relationship with the Company:

i.
The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect as of ninety (90) calendar days prior to the reassignment, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive.

ii.
The Company’s requiring the Executive to be based at a new or different location from the location of the Executive’s current principal job location or office which would result in a material negative change in Executive’s employment; provided that for purposes of this subsection, a material negative change to the employment relationship is presumed if the new location is in excess of fifty (50) miles of the old location; or

iii.	A material reduction by the Company of the Executive’s base salary in effect on the Effective Date hereof, or as the same shall be increased from time to time.

iv.
A material negative change in responsibility or base salary shall not have occurred under this Section 6(b) if (A) the amount of the Executive’s bonus fluctuates due to performance considerations under the Company’s incentive plan in effect from time to time or (B) the Executive is transferred to a position of comparable responsibility and compensation with the Company.

Unless the Executive becomes Totally Disabled, the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

7.
Clawback. Notwithstanding anything herein to the contrary and only to the extent required by law, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then the Executive agrees to reimburse the Company for (a) any bonus or other incentive-based or equity-based compensation received by such Executive from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement and (b) any profits realized from the sale of securities of the Company during that 12-month period. The Compensation Committee of the Board of Directors shall have the exclusive authority to interpret and enforce this provision.

8.	Taxes and Tax Equalization. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

9.	Compliance with Code Section 409A

a.
Each of the payments of severance and continued medical benefits under Article I, Sections 4 and 5 above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

b.
It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under Code Section 409A. Accordingly, Executive consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Executive a copy of such amendment. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to Executive. This Section 10(b) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Code Section 409A.

ARTICLE II: POST EMPLOYMENT OBLIGATIONS AND RESTRICTIONS

1.	Noncompetition.
In the event that Executive’s employment is terminated pursuant to Article I, Sections 4 or 5, then Executive agrees as follows:

a.
Executive will not perform Competitive Services, directly or indirectly, for any person, entity, business, or enterprise in the United States (the “Territory”) engaged in the business of the Company as being carried on as of the date of termination (“Competing Business”) for the period of twelve (12) months following the date of termination of the Executive’s employment with the Company). For the purposes of this restriction, “Competitive Services” means performing services as a principal strategic planning or investor relations officer for a company and participating as a member of the senior leadership team in overall strategic and business planning for a company and duties substantially similar to those duties Executive will perform for the Company under this Agreement or, in the case of managerial or executive duties, managerial or executive duties for a competitor.

b.	Executive acknowledges and agrees that:

i.
Executive is familiar with the business of the Company and the commercial and competitive nature of the industry and recognizes that the value of the Company’s business would be injured if Executive performed Competitive Services for a Competing Business;

ii.	These non-competition provisions are essential to the continued good will and profitability of the Company;

iii.	In the course of employment with the Company, Executive will become familiar with the trade secrets and other Confidential Information (as defined below) of the Company and its subsidiaries,

affiliates, and related entities, and that Executive’s services will be of special, unique, and extraordinary value to the Company; and

iv.
Executive’s skills and abilities enable Executive to seek and obtain similar employment in a business other than a Competing Business, and Executive possesses other skills that will serve as the basis for employment opportunities that are not prohibited by this Non-Competition Agreement. When Executive’s employment with the Company terminates, Executive expects to be able to earn a livelihood without violating the terms of this Agreement.

2.
Nonsolicitation of Employees. During the term of the Executive’s employment with the Company and for a period of twelve (12) months following the termination of the Executive’s employment with the Company for any reason whatsoever, the Executive shall not, either on her own account or for any person, firm, partnership, corporation, limited liability company, or other entity within the Territory; (a) solicit any employee of the Company to leave her employment with the Company; or (b) induce or attempt to induce any such employee to breach her employment agreement with the Company.

3.
Nonsolicitation of Customers. During the term of the Executive’s employment with the Company and for a period of two (2) years following the termination of the Executive's employment with the Company for any reason whatsoever, the Executive shall not directly or indirectly solicit or attempt to solicit any current customer of the Company or any of its subsidiaries with which the Executive had material contact during her employment with the Company: (a) to cease doing business in whole or in part with or through the Company or any of its subsidiaries; or (b) to do business with any other person, firm, partnership, corporation, limited liability company, or other entity which performs services competitive to those provided by the Company or any of its subsidiaries. This restriction on post-employment conduct shall apply only to solicitation for the purpose of selling or offering products or services that are similar to or which compete with those products or services offered by the Company during the period of the Executive’s employment. For purposes of this Article II, Section 3, “material contact” shall be defined as any communication intended or expected to develop or further a business relationship and customers about which the Executive learned confidential information as a result of her employment .

4.
Developments. Executive agrees that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by Executive during the period of Executive’s employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work Executive may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company. Executive hereby assigns to the Company Executive’s entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the Company may reasonably request. This section does not apply to any inventions that Executive made prior to her employment by the Company, or to any inventions that Executive develops entirely on her own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its customers’ confidential information and which do not relate to the Company’s business, anticipated research and developments or the work Executive has performed for the Company.

5.
Non-Disparagement. Following the termination of employment under this Agreement for any reason and continuing for so long as the the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Territory, neither the Company nor Employee shall, directly or indirectly, for herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

•	Make any statements or announcements or permit anyone to make any public statements or announcements concerning Employee’s reasons for termination with the Company without Employee’s consent, or

•
Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the the Company or its affiliated entities on the one hand, or Employee, on the other hand.

ARTICLE III: GENERAL PROVISIONS

1.	Confidentiality and Non-Disclosure

a.
Executive acknowledges that, in the course of Executive’s employment, Executive will have access to confidential information, trade secrets, knowledge or data relating to the Company and its businesses, including but not limited to information disclosed to Executive, or known by Executive as a consequence of or through employment with the Company, where such information is not generally known in the trade or industry, and where such information refers or relates in any manner whatsoever to the business activities, processes, services, or products of the Company, or any affiliates (“Confidential Information”).

b.
Confidential Information includes, but is not limited to, business and development plans (whether contemplated, initiated, or completed), mergers and acquisitions, pricing information, business contacts, sources of supply, customer information (including customer lists, customer preferences, and sales history), methods of operation, results of analysis, customer lists (including advertising contacts), business forecasts, financial data, costs, revenues, and similar information.

c.
Confidential Information is to be protected regardless of its format (tangible or intangible); thus, it includes information maintained in electronic form (such as e-mails, computer files, or information on a cell phone, Blackberry, or other personal data device). Information that is in the public domain, other than as a result of a breach of this Agreement, shall not constitute Confidential Information.

d.
Executive agrees that during employment and during the two (2) year period thereafter, Executive will not use or disclose, on Executive’s own behalf or on behalf of any other person or entity, any Confidential Information to employees of the Company who do not have a need-to-know or to third parties; provided, however, that Executive may disclose Confidential Information during employment in the normal course of business.

e.
Executive agrees that this non-disclosure obligation shall extend longer than two (2) years after termination of employment as to any materials or information that constitutes a trade secret of the Company under applicable law, for the full period of time in which such materials or information remain a trade secret, if longer than two (2) years.

f.	Executive agrees to take all reasonable precautions to safeguard and prevent disclosure of Confidential Information to unauthorized persons or entities.

2.
Release. As a condition of receiving any severance payments under this Agreement, Executive must sign and not revoke, within the deadlines provided by the Company and in compliance with applicable federal and/or state laws, a written release of all employment claims against the Company and its related entities, including, without limitation, employment discrimination of any kind, wage payment, breach of contract, claims for workers compensation, unemployment, disability and severance claims that Executive has or may have at the termination of employment. In addition, Executive will agree not to sue the Company or any other entities or persons released.

3.
Intellectual Property. Executive agrees that Executive has no right to use, for the benefit of Executive or anyone other than the Company, any of the copyrights, trademarks, service marks, patents, and inventions of the Company.

4.
Return of Property. Executive agrees that upon termination of employment or, prior to such termination at the request of the Company, Executive shall return to the Company all documents, copies, recordings of any kind, papers, computer records, and other material in Executive’s possession or under Executive’s control which may contain or be derived from Confidential Information, together with all other documents, notes, other work product, and other material and property belonging or relating to the Company, and any tangible Company property, including any computer equipment, cell phone, pager, Blackberry or other electronic messaging device, and keys.

5.
Injunctive Relief. Executive and the Company recognize that the services to be rendered by Executive are of a special, unique, unusual, and extraordinary character having a peculiar value, the loss of which will cause the Company immediate and irreparable harm which cannot be adequately compensated in damages. Executive and the Company further recognize that disclosure of any Confidential Information or breach of the provisions of this Agreement will give rise to immediate and irreparable injury to the Company that is inadequately compensable in damages. In the event of a breach or threatened breach of this Agreement, Executive agrees and consents that the

Company shall be entitled to injunctive relief, both preliminary and permanent, without bond, and Executive will not raise the defense that the Company has an adequate remedy at law. In addition, the Company shall be entitled to any other legal or equitable remedies as may be available under law. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

6.	Successors

a.
The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

b.
This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

7.	Miscellaneous

a.
Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. Executive understands and agrees that the Executive’s employment with the Company is at-will, which means that either Executive or Company may, subject to the terms of this Agreement terminate this Agreement at any time with or without cause and with or without notice. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time her compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him (subject to such discharge possibly qualifying Executive for severance under Article I, Section 4 or 5).

b.
Agreement. This Agreement and the Change in Control Severance Agreement together contain the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersede all prior agreements, understandings~~.~~, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

c.
Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he filed in writing with the Company or, in the case of the Company, at its principal office.

d.
Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

e.
Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

f.
Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by a member of the Board of Directors, as applicable, or by the respective parties’ legal representatives or successors, except as provided in Article I, Section 10(b).

g.
Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Delaware shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

h.
Consent to Forum. Executive expressly consents and submits that the exclusive jurisdiction for any controversy, dispute, or claim between the parties arising out of or relating to this Agreement or Executive’s employment with the Company that are not required to be submitted to arbitration pursuant to Article IV of this Agreement (such as claims for injunctive or equitable relief described in Article III, Section 5 of this Agreement) shall be the courts in the state of Delaware. Executive expressly consents to the exercise of personal jurisdiction over Executive by the courts in the state of Delaware. Executive hereby waives, to the fullest extent permitted by applicable law, any objection or defense that a Delaware court does not have personal jurisdiction over Executive, is an improper venue, or constitutes an inconvenient forum.

ARTICLE IV. DISPUTE RESOLUTION; MUTUAL AGREEMENT TO ARBITRATE

1.
Executive and the Company agree that, except as otherwise provided in this Agreement, final and binding arbitration shall be the exclusive remedy for any controversy, dispute, or claim arising out of or relating to this Agreement or Executive’s employment with the Company, including Executive’s hire, treatment in the workplace, or termination of employment. For example, if Executive’s employment with the Company is terminated and he contends that the termination violates any statute, contract or public policy, then Executive will submit the matter to arbitration for resolution, in lieu of any court or jury trial to which Executive would otherwise might be entitled.

2.
This Article covers all common‑law and statutory claims, including, but not limited to, any claim for breach of contract (including this Agreement) and for violation of laws forbidding discrimination on the basis of race, sex, color, religion, age, national origin, disability, or any other basis covered by applicable federal, state, or local law, and includes claims against the Company and/or any parents, affiliates, owners, officers, directors, employees, agents, general partners or limited partners of the Company, to the extent such claims involve, in any way, this Agreement or Executive’s employment with the Company. This Article covers all judicial claims that could be brought by either party to this Agreement, but does not cover administrative claims for workers’ compensation or unemployment compensation benefits or the filing of charges with government agencies that prohibit waiver of the right to file a charge, and does not preclude either party to the Agreement from seeking emergency injunctive relief in the courts as provided for in Article III, Sections 5 and 7(h).

3.
The arbitration shall be governed by JAMS Employment Arbitration Rules and Procedure except as modified herein. If the party chooses to have the arbitration proceeding administered by a third party, then the arbitration shall be administered by JAMS. If the party chooses to have the arbitration administered by JAMS, then the arbitration will “commence” in accordance with the JAMS Employment Arbitration Rules and Procedure. If the party chooses to have this matter arbitrated privately, then the arbitration will be deemed to “commence” on the date that the party, pursuant to Article III, Section 7(c), provides a demand for arbitration and notice of claims and remedies sought outlining the facts relied upon, legal theories, and statement of claimed relief (“Demand”). The responding party shall serve a response to the claims and any counterclaims within fifteen (15) business days from the date of receipt of the Demand.

4.	Any arbitration shall be held in Washington, D.C. (unless the parties mutually agree in writing to another location within the United States) within 120 days of the commencement of the arbitration.

5.
The arbitration shall take place before a single arbitrator to be appointed by mutual agreement of counsel for each party or, if counsel cannot agree, then pursuant to the procedures set forth by JAMS. The parties may not have any ex parte communications with the arbitrator.

6.    The arbitrator may award any relief otherwise available to the parties by law or equity.

7.	The parties are limited to two (2) depositions per side, and limited written discovery as may be required by the arbitrator, not to exceed that allowed under the Federal Rules of Civil Procedure.

8.
Any hearing in this matter shall be completed within 120 days of the date of commencement of the arbitration, as the term “commencement” is defined by JAMS. The arbitrator shall issue its award within thirty (30) days of the last hearing day.

9.
Unless Executive objects, the Company will pay the arbitrator’s fees. Each party shall pay its own costs and attorneys’ fees, if any, unless the arbitrator rules otherwise. A court may enter judgment upon the arbitrator’s award, either by confirming the award, or vacating, modifying or correcting the award, on any ground referred to in the Federal Arbitration Act, or where the findings of fact are not supported by substantial evidence, or where the conclusions of law are erroneous.

10.
The provisions of this Article are severable, meaning that if any provision in this Article IV (“Dispute Resolution; Mutual Agreement to Arbitrate”) is determined to be unenforceable and cannot be reformed under applicable law, the remaining provisions shall remain in full effect, provided however, that any amendment of an unenforceable provision shall only be to the extent necessary and shall preserve the intent of the parties hereto. It is agreed and understood that the scope of this Article, including questions of arbitrability of any dispute, shall be determined by the arbitrator.

11.
Executive acknowledges that prior to accepting the provisions of this Article IV and signing this Agreement, Executive has been given an opportunity to consult with an attorney and to review the JAMS Employment Arbitration Rules and Procedure that would govern the dispute resolution process under this Article. In signing this Agreement, the parties acknowledge that the right to a court trial and trial by jury is of value, and knowingly and voluntarily waive such right for any dispute subject to the terms of this Article.

Initials: Executive MEZ the Company GEH

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MUELLER WATER PRODUCTS, INC.
By: /s/ GREGORY E. HYLAND Chairman of the Board, President and Chief Executive Officer
/s/ MARIETTA EDMUNDS ZAKAS Executive